WHITEWAVE ANNOUNCES COURT ORDER
ALLOWING FOR COMPLETION OF MERGER WITH DANONE

Merger expected to be completed within five business days

DENVER, Colo. – April 6, 2017 – The U.S. District Court for the District of Columbia (the “Court”) has signed an order allowing The WhiteWave Foods Company (NYSE: WWAV) (“WhiteWave”) and Danone S.A. (“Danone”) to complete the planned merger of the two companies. WhiteWave expects the closing of Danone’s acquisition of WhiteWave to occur within five business days from the date of the Court’s order on April 5, 2017.

Each share of WhiteWave common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $56.25 in cash, without interest, less any applicable withholding taxes.

In accordance with the Agreement and Plan of Merger dated July 6, 2016 (the “Merger Agreement”), WhiteWave and Danone will extend the Long Stop Date under the Merger Agreement to allow for the completion of the merger.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega® plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the expected timeline for the completion of our merger with Danone S.A. and other statements that begin with words such as “believe,” “expect,” “estimates,” “intend,” “forecasts,” “projects” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Completion of our contemplated merger with Danone S.A. is subject to the satisfaction of certain closing conditions, and we cannot be certain that we will be able to satisfy or obtain a waiver of the conditions. Any forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

Investor Relations:	Media:

Dave Oldani +1 (303) 635-4747	Molly Keveney +1 (303) 635-4529